Exhibit 10.1

VIA EMAIL

February 28, 2022

Joseph W. Vazzano, CPA

Dear Joseph:

This letter agreement sets forth the terms of your employment as Senior Vice President, Chief Financial Officer, effective March 7, 2022 (the “Effective Date”).

1. Duties; Best Efforts.

As Senior Vice President, Chief Financial Officer, you shall have the duties, responsibilities, and authority commensurate therewith, and shall report to the Chief Executive Officer of the Company. You shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to you. You represent that you are not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit you from executing, this letter agreement (“Agreement”), or which would prevent you from fully performing your duties and responsibilities hereunder.

During your employment, you will devote your best efforts and full time and attention to promoting the business and affairs of the Company and its affiliates, and you will engage in other business activities only if such activities do not materially interfere or conflict with your obligations to the Company hereunder, including, without limitation, your obligations pursuant to Section 4 below.

2. Compensation and Benefits.

(a) Base Salary. As of the Effective Date, you will receive an annual base salary of $360,000 (“Base Salary”), as approved by the Compensation Committee of the Board of Directors of the Company and payable in accordance with the regular payroll practices of the Company. If the Company effectuates a successful reverse stock split and maintains its Nasdaq listing in 2022, your Base Salary will increase to $400,000 as of the later of (i) the next administratively possible payroll date after completion of the reverse stock split, or (ii) the first payroll date of Q3 2022.

(b) Annual Bonus. During your employment, you may be considered for an annual discretionary bonus (“Annual Bonus”) in addition to your Base Salary, with a target of 40% of your Base Salary (“Target Annual Bonus Opportunity”). Annual Bonus compensation in any year, if any, will be determined in the Company’s sole discretion, and shall be based on your performance and that of the Company, as well as market factors. Except as provided below under Section 3, to be eligible to receive an Annual Bonus as described above, you must be employed in good standing, and not have provided notice of resignation or been provided notice of termination, on the date that the Annual Bonus is paid.

(c) Equity Compensation. In connection with your employment, and subject to Compensation Committee discretion and approval, you may be entitled to receive (i) stock option grants to purchase shares of Company common stock and (ii) other long-term equity compensation grants (collectively, “Equity Awards”) under the Abeona Therapeutics Inc. 2015 Equity Incentive Plan (“Plan”), subject to the terms and conditions of the Plan and the agreement memorializing the terms of the Equity Awards.

(d) Sign-On Equity. As approved by the Compensation Committee, in connection with execution of this Agreement you will be granted 200,000 shares of restricted stock (“Restricted Shares”). If the Company effectuates a successful reverse stock split and maintains its Nasdaq listing in 2022, you will be granted an additional 30,000 Restricted Shares on or about the later of (i) the next administratively possible payroll date after completion of the reverse stock split, or (ii) the first payroll date of Q3 2022. In the future, you may be granted options under the Abeona Therapeutics 2015 Equity Incentive Plan to purchase shares of the Company’s Common Stock (“Option Shares”) at an exercise price per share equal to the Fair Market Value of a share of Common Stock (each term as defined in the Equity Incentive Plan) on the date of grant.

Option Shares and Restricted Shares will vest over a forty-eight (48) month period, with one quarter (25%) vesting on the one-year anniversary of the Effective Date and the remaining seventy-five percent (75%) of the Option Shares vesting in equal installments thereafter over the remaining thirty-six (36) months—Restricted Shares annually and Options monthly—commencing with the first such month following the first anniversary of the Effective Date.

Equity vesting is subject to your continued employment with the Company and/or its Affiliates through the applicable vesting dates, and subject to the terms and conditions of the Company’s Equity Incentive Plan, except as provided below.

(e) Change in Control Vesting. If you remain continuously employed from the Effective Date through the date of a Change in Control (as defined below), notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested stock options granted to you during your employment with the Company shall become fully vested and exercisable and will remain exercisable for three (3) months following the date of a Change in Control, and all outstanding long-term equity compensation awards, other than stock options, shall become fully vested and the restrictions thereon shall lapse. Pursuant to the terms of the Plan, the exercise price of the stock options will be the fair market value of the Company’s common stock on the date that the stock options were granted.

(f) Benefits. During your employment, you will be eligible to participate in such health and other group insurance and other employee benefit plans and programs of the Company as are in effect from time to time, on the same basis as those in commensurate positions of the Company. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company reserves the right to amend or terminate any employee benefit plan, program and policy in its discretion at any time.

2

(g) Paid Time Off. You will be entitled to twenty (20) days of paid time off (vacation days plus sick time/personal time) per year, accrued at a rate in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Paid Time Off may be taken at such times and intervals as you shall determine, subject to the business needs of the Company and the responsibilities of your position.

3. Employment Termination.

(a) Termination of Employment; Accrued Amounts. The Company may terminate your employment for any reason, and you may voluntarily terminate your employment hereunder for any reason, in each case at any time upon written notice to the other party (the date on which your employment terminates for any reason is herein referred to as the “Termination Date”). Upon the termination of your employment for any reason, you (or your beneficiary or estate, as applicable, in the event of your death) will be entitled to (i) payment of any Base Salary earned but unpaid through the Termination Date, (ii) any accrued unused vacation days, (iii) additional vested benefits (if any) in accordance with the applicable terms of applicable Company arrangements, and (iv) any unreimbursed expenses in accordance with the Company’s business expense reimbursement policies (collectively, the “Accrued Amounts”), provided, however, that if your employment hereunder is terminated (A) by the Company without Cause (as defined below) or (B) by you for Good Reason (as defined below), then you will be eligible to receive any Annual Bonus awarded for a prior year, but not yet paid or due to be paid as of the Termination Date.

(b) Severance. If your employment is terminated (i) by the Company other than for Cause or (ii) by you for Good Reason (as defined below), in addition to the Accrued Amounts and in lieu of any payments or benefits under any other Company separation policy or program, you will be entitled to: (A) a payment equal to the sum of twelve (12) months of your Base Salary plus twelve (12) months of your Target Annual Bonus Opportunity (the amount of such payment, the “Severance Amount”); and (B) a payment equal to the premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your eligible dependents for the twelve (12) month period following the Termination Date, less the applicable active employee rate, which premiums will be calculated based on the rate determined under the COBRA rate in effect on the Termination Date (“Medical Benefit Payment”); provided that any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A of the Internal Revenue Code, as amended (the “Code”), and the Treasury Regulations thereunder (“Section 409A”) shall remain in effect. The Company’s obligations to make the payments and provide the benefits set forth in (A) and (B) in this Section 3(b) shall be conditioned upon your continued compliance with your obligations under Section 4 below and your execution and nonrevocation of a release of claims in favor of the Company and its affiliates in a form provided by the Company (“Release”). Notwithstanding any provision to the contrary herein (other than the provisions of Section 7 below), and without limitation of any remedies to which the Company may be entitled, (I) the Severance Amount shall be paid in installments in accordance with the Company’s regular payroll practices during a twelve (12) month period commencing within sixty (60) days following the Termination Date (with the first such payment to include all installment amounts from the Termination Date), and (II) the Medical Benefit Payment shall be paid in a lump sum within sixty (60) days following the Termination Date; provided that the Release is effective.

3

(c) Change in Control Termination. Notwithstanding any other provision contained herein, if your employment hereunder is terminated by you for Good Reason (as defined below) or by the Company without Cause, in each case within twelve (12) months following a Change in Control, in addition to the Accrued Amounts and in lieu of any payments or benefits under any other Company separation policy or program, you will be entitled to receive (A) a payment equal to the sum of twelve (12) months of your Base Salary plus twelve (12) months of your Target Annual Bonus Opportunity (such amount, the “CIC Severance Amount”); and (B) a payment equal to the premiums that you would pay if you elected continued health coverage under the Company’s health plan for you and your eligible dependents for the twelve (12) month period following the Termination Date, less the applicable active employee rate, which premiums will be calculated based on the rate determined under the COBRA rate in effect on the Termination Date (“CIC Medical Benefit Payment”). If the Change in Control is a “change in control event” as defined under Section 409A, (I) the CIC Severance Amount shall be paid in a lump sum within sixty (60) days following the Termination Date; and (II) the CIC Medical Benefit Payment shall be paid in a lump sum within sixty (60) days following the Termination Date. The Company’s obligations to provide the payments and benefits described in this Section 3(c) shall be conditioned upon your continued compliance with your obligations under Section 4 below and your execution and delivery to the Company of an effective Release.

(d) Resignation of Positions. Upon your termination of employment with the Company for any reason, you will be deemed to have resigned, as of the Termination Date, from all positions you then hold with the Company and its affiliates, and you agree to execute all documents necessary to effectuate the same.

(e) Cooperation. Following the termination of your employment with the Company for any reason, you will reasonably cooperate with the Company upon request of the CEO, General Counsel, or the Board, and be reasonably available to the Company (taking into account your other business endeavors) with respect to matters arising out of your services to the Company and its subsidiaries, including, in connection with any legal proceeding, providing testimony and affidavits; provided, that, the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.

(f) Definitions. For purposes of this Agreement, the following terms have the following meanings:

(i) “Cause” shall mean: (A) your substantial failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental disability) that continues for fifteen (15) calendar days after written notice from the Company; (B) your failure to comply with any valid and legal directive of the CEO or the Board (as applicable) that continues for fifteen (15) calendar days after written notice from the Company; (C) your engagement in dishonesty, illegal conduct, or misconduct (or the discovery of your having engaged in such conduct in the past), which, in each case, materially harms or is reasonably likely to materially harm, reputationally, financially or otherwise, the Company or its subsidiaries; (D) your embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company; (E) your conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony; (F) your willful violation of a material policy of the Company; (G) your willful or grossly negligent unauthorized disclosure of Confidential Information (as defined below); or (H) your material breach of any material obligation under this Agreement or any other written agreement between you and the Company that continues for fifteen (15) calendar days after written notice from the Company (if such breach is reasonably curable); or (I) any willful material failure by you to comply with the Company’s written policies or written rules, as they may be in effect from time to time.

4

(ii) “Change in Control” shall have the meaning defined in subparagraph (ii) of the definition of such term under the Appendix in the Plan as in effect on the date hereof.

(iii) “Good Reason” shall mean the occurrence of any of the following, in each case without your written consent: (A) a material reduction of at least ten percent (10%) of your Base Salary other than a general reduction in Base Salary that affects all similarly situated executives; (B) a material reduction of at least thirty percent (30%) of the Target Annual Bonus Opportunity other than a general reduction in the Target Annual Bonus Opportunity that affects all similarly situated executives; (C) a permanent and material relocation of your principal place of employment, which for purposes of this Agreement, means a relocation of more than fifty (50) miles; (D) any material breach by the Company of any material provision of this Agreement; or (E) a material adverse change in your title, authority, duties, or responsibilities (including the reporting structure applicable to you, other than temporarily while you are physically or mentally incapacitated); provided, however, that you cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within sixty (60) calendar days following the initial existence of such grounds and the Company has had thirty (30) calendar days from the date on which such notice is provided to cure such circumstances. If you do not terminate your employment for Good Reason within sixty (60) calendar days after expiration of the cure period (in which the Company shall not have so cured such grounds), then you will be deemed to have waived your right to terminate for Good Reason with respect to such grounds.

4. Restrictive Covenants.

This offer of employment is contingent upon your signing the Company’s Policy on Insider Trading, Whistle Blower Policy, Code of Ethics, and the standard Employee Confidentiality, Non-competition and Proprietary Information Agreement attached hereto as Exhibit A, the terms of which are incorporated herein by reference in its entirety.

5. Conditions of Employment

This offer of employment is contingent upon your providing an I-9 Employment Verification Form. You will be required to submit documentation that establishes your identity and employment eligibility in accordance with the U.S. Immigration and Naturalization requirements, if appropriate. The offer of employment contained in this Agreement, and your continued employment, are contingent upon and subject to a satisfactory background and reference check (which you hereby authorize), including but not limited to confirmation of your stated credentials. It will be in the Company’s sole discretion at any time to determine the scope of the background and reference check, whether and when to conduct or update such background check and reference check, and whether such check is satisfactory.

6. At-Will Employment.

Your employment with the Company is at-will. This means that you will have the right to terminate your employment relationship with the Company at any time for any reason. Similarly, the Company will have the right to terminate its employment relationship with you at any time for any reason.

5

7. Section 409A.

(a) To the extent applicable, it is intended that this Agreement (including all amendments hereto, if any) either meets the requirements for exclusion from coverage under Section 409A, or alternatively complies with the requirements of Section 409A, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to you. This Agreement shall be interpreted and administered in a manner consistent with this intent.

(b) To the extent that payment of amounts under this Agreement that are subject to Section 409A are payable upon termination of your employment, such amounts shall only be payable if such termination also constitutes a “separation from service,” within the meaning of Section 409A, from the Company and its affiliates. If you are deemed on the date of your separation from service to be a “specified employee” (within the meaning of Section 409A(a)(2)(B) of the Code) of the Company, then, notwithstanding any other provision herein, with regard to any payment that is “nonqualified deferred compensation” subject to Section 409A and that is payable on account of your “separation from service,” such payment shall not be made prior to twelve (12) months from the date of your separation from service, following which all payments so delayed shall be paid to you in a lump sum without interest.

(c) Any taxable reimbursement of business or other expenses provided for under this Agreement that is subject to Section 409A shall be subject to the following conditions: (i) the expenses eligible for reimbursement in one taxable year shall not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense shall be made no later than the end of the year after the year in which such expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for another benefit.

(d) In applying Section 409A to amounts paid pursuant to this Agreement, each payment shall be treated as a separate payment and any right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. Whenever a payment under this Agreement specifies a payment period within a specified number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company. If the consideration and revocation period for the Release spans two taxable years and any amount hereunder is “nonqualified deferred compensation” subject to Section 409A and payable on account of your separation from service, such payment shall not be made or commence until the second taxable year.

6

8. Section 280G.

In the event of a change in ownership or control under Section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the aggregate present value of the Payments under this Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide you with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide you with a greater net after-tax benefit. The determinations under this Section 8 shall be made as follows:

(i) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with Section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(ii) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to you. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro-rata basis. Only amounts payable under the Agreement shall be reduced pursuant to this Section.

(iii) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by you immediately prior to the change in ownership or control transaction (the “Accounting Firm”). The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and you within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and you. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

9. Miscellaneous.

(a) All amounts paid to you under this Agreement during or following your employment shall be subject to withholding and other employment taxes imposed by applicable law, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes that the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall be solely responsible for the payment of all taxes imposed on you relating to the payment or provision of any amounts or benefits hereunder.

(b) This Agreement may be executed by PDF or facsimile signatures in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

(c) From and after the Effective Date, this Agreement (including Exhibit A hereto) constitutes the entire agreement between you and the Company, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between you and the Company with respect to the subject matter hereof. In the event of any inconsistency between this Agreement and any other plan, program, practice or agreement in which you are a participant or a party, this Agreement shall control unless such other plan, program, practice or agreement is more favorable to you (term by term) or specifically refers to this Agreement as not controlling.

(d) This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by you and the Company. This Agreement and your rights and obligations hereunder may not be assigned by you, and any purported assignment by you in violation hereof shall be null and void. The Company is authorized to assign this Agreement to a successor to substantially all of its assets or business. Nothing in this Agreement shall confer upon any person not a party hereto, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, except the personal representative of the deceased. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, your heirs and the personal representatives of your estate and any successor to all or substantially all of the business and/or assets of the Company.

7

(e) No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. Except as explicitly provided herein, no delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

(f) This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

(g) Any reference to a Section of the Code shall be deemed to include any successor to such Section.

(h) This Agreement and the compensation payable hereunder shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time with respect to officers of the Company.

(i) Any notices required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given (a) when hand delivered, (b) when emailed to the email address stated below, or (c) when actually received, if notice is mailed by registered or certified mail to the physical address stated below.

If to Joseph W. Vazzano: Joseph W. Vazzano, CPA [●]	If to Company: Abeona Therapeutics Inc. c/o Chief Executive Officer 1330 Avenue of the Americas, 33rd Floor New York, NY 10019 Email: legalnotice@abeonatherapeutics.com

(j) Please acknowledge your acceptance of this offer by returning a signed copy of this Agreement. If there are any other agreements of any type that you are aware of that may impact or limit your ability to perform your job at the Company, please let us know as soon as possible. In accepting this offer, you represent and warrant to the Company that you are not subject to any legal or contractual restrictions that would in any way impair your ability to perform your duties and responsibilities to the Company, and that all information you provided to the Company is accurate and complete in all respects.

8

Very truly yours,

/s/ Vishwas Seshadri
Vishwas Seshadri, Ph.D., M.B.A.
Chief Executive Officer
Abeona Therapeutics Inc.

I accept this offer of employment with Abeona Therapeutics Inc.

/s/ Joseph W. Vazzano	Date: February 28, 2022
Joseph W. Vazzano

Signature page to Joseph W. Vazzano Offer Letter Dated February 28, 2022

9

Exhibit A

EMPLOYEE CONFIDENTIALITY, NON-COMPETITION, AND

PROPRIETARY INFORMATION AGREEMENT

THIS AGREEMENT between Abeona Therapeutics Inc., a Delaware corporation (the “Company”), and Joseph W. Vazzano (the “Employee”), is made effective as of February 28, 2022.

1. Employee will make full and prompt disclosure to the Company of all inventions, improvements, modifications, discoveries, methods, technologies, biological materials, and developments, and all other materials, items, techniques, and ideas related directly or indirectly to the business of the Company (collectively, “Intellectual Property”), whether patentable or not, made or conceived by Employee or under Employee’s direction during Employee’s employment with the Company, whether or not made or conceived during normal working hours, or on the premises of the Company.

2. Employee agrees that all Intellectual Property, as defined above, shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents and other rights in connection therewith. Employee hereby assigns to the Company any rights Employee may have or acquire in all Intellectual Property and all related patents, copyrights, trademarks, trade names, and other industrial and intellectual property rights and applications therefore, in the United States and elsewhere. Employee further agrees that with regard to all future developments of Intellectual Property, Employee will assist the Company in every way that may be reasonably required by the Company (and at the Company’s expense) to obtain and, from time to time, enforce patents on Intellectual Property in any and all countries that the Company may require, and to that end, Employee will execute all documents for use in applying for and obtaining such patents thereon and enforcing the same, as the Company may desire, together with any assignment thereof to the Company or persons designated by the Company, and Employee hereby appoints the Company as Employee’s attorney to execute and deliver any such documents or assignments requested by the Company. Employee’s obligation to assist the Company in obtaining and enforcing patents for Intellectual Property in any and all countries shall continue beyond the termination of Employee’s employment with the Company, but the Company shall compensate Employee at a reasonable, standard hourly rate following such termination for time directly spent by Employee at the Company’s request for such assistance.

3. Employee hereby represents that Employee has no continuing obligation to assign to any former employer or any other person, corporation, institution, or firm any Intellectual Property as described above. Employee represents that Employee’s performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by Employee, in confidence or in trust, prior to Employee’s employment by the Company. Employee has not entered into, and Employee agrees not to enter into, any agreement (either written or oral), which would put Employee in conflict with this Agreement.

4. Employee agrees to assign to the Company any and all copyrights and reproduction rights to any material prepared by Employee in connection with this Agreement and/or developed during the term of Employee’s employment with the Company.

5. Employee understands and agrees that a condition of Employee’s employment and continued employment with the Company is that Employee has not brought and will not bring to the Company or use in the performance of Employee’s duties at the Company any materials or documents rightfully belonging to a former employer which are not generally available to the public.

6. Employee recognizes that the services to be performed by Employee hereunder are special, unique, and extraordinary and that, by reason of Employee’s employment with the Company, Employee may acquire Confidential Information (as hereinafter defined) concerning the operation of the Company, the use or disclosure of which would cause the Company substantial loss and damage which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, except as provided in the last Paragraph in this Section 6, Employee agrees that Employee will not (directly or indirectly) at any time, whether during or after Employee’s employment with the Company:

(i)	knowingly use for personal benefit, or for any other reason not authorized by the Company, any Confidential Information that Employee may acquire or has acquired by reason of Employee’s employment with the Company; or

(ii)	disclose any such Confidential Information to any person or entity except (A) in the performance of Employee’s obligations to the Company hereunder, (B) as required by a court of competent jurisdiction or as permitted below, or (C) with the prior written consent of the Chief Executive Officer of the Company.

As used herein, “Confidential Information” includes, for example and without limitation, information with respect to the facilities and methods of the Company, reagents, chemical compounds, cell lines or subcellular constituents, organisms, or other biological materials, trade secrets, and other Intellectual Property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, or lists of customers and suppliers; provided, however, that Confidential Information shall not include any information that is known or becomes generally known or available publicly (a) other than as a result of disclosure by Employee which is not permitted as described in clause (ii) above, (b) as a result of wrongful conduct of a third party, or (c) because the Company discloses such Confidential Information to others without obtaining an agreement of confidentiality.

Nothing in this Agreement shall prohibit or restrict Employee from lawfully (a) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or officials, including, without limitation, the United States Food and Drug Administration (FDA), the United States Securities and Exchange Commission (SEC), or the United States Equal Employment Opportunity Commission (EEOC) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (b) responding to any inquiry or legal process directed to Employee individually (and not directed to the Company) from any such Governmental Authorities; (c) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (d) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Notwithstanding the foregoing, Employee agrees that in making any such disclosures or communications, Employee will take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than any Governmental Authority. Employee further understands that Employee is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product unless required by applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made to Employee’s attorney in relation to a lawsuit for retaliation against Employee for reporting a suspected violation of law; or (iii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. This Agreement does not require Employee to obtain prior authorization from the Company before engaging in any conduct described in this Paragraph, or to notify the Company that Employee has engaged in any such conduct, except as required by applicable law or regulation.

7. During the term of Employee’s employment with the Company and for one (1) year thereafter (the “Restricted Period”), the Employee shall not, without the Company’s written consent, directly or indirectly, for Employee’s own account or for the account of others, act as an officer, director, stockholder (other than as the holder of less than 1% of the outstanding stock of any publicly traded company), owner, partner, employee, promoter, investor, consultant, manager or otherwise participate in the promotion, financing, ownership, operation, or management of, or assist in or carry on through proprietorship, a corporation, partnership, or other form of business entity which is in competition with the Company, within the United States or any other country, in the fields of gene and cell therapy (a) that the Company is engaged in or has engaged in within one (1) year prior to the Employee’s separation from the Company, or (b) in which the Company is actively seeking or planning to conduct Company Business as of the date of such termination (the “Company Business”), and (c) about which the Employee possesses or has had access to Confidential Information.

During the Restricted Period, the Employee shall not, whether for Employee’s own account or for the account of any other person (excluding the Company): (i) solicit or contact in an effort to do business with any person who was or is a customer or prospective customer (i.e., any individual or entity with whom the Company was actively engaged in soliciting to do business) of the Company, or any affiliate of the Company, at the time of Employee’s termination or at any time during the two (2) year period prior to Employee’s termination, if such solicitation or contact is for the purpose of competition with the Company; or (ii) solicit or induce any of the Company’s employees to leave their employment with the Company or accept employment with anyone else, or hire any such employees or persons who were employed by the Company during the preceding twelve (12) months.

Nothing herein shall prohibit or preclude the Employee from performing any other types of services that are not precluded by this Section 7 for any other person.

Employee has carefully read and considered the provisions of this Section 7 (including the Restricted Period, scope of activity to be restrained, and the restriction’s geographical scope) and concluded them to be fair, appropriate and reasonably required for the protection of the legitimate business interests of the Company, its officers, directors, employees, creditors, and shareholders. Employee understands that the restrictions contained in this Section 7 may limit Employee’s ability to engage in a business similar to the Company’s business, but acknowledges that Employee will receive adequate and affluent remuneration and other benefits from the Company hereunder to justify such restrictions.

Employee shall give prompt notice to the Company of Employee’s acceptance of employment or other fee-for-service relationship during the Restricted Period, which notice shall include the name of, the business of, and the position that Employee shall hold with such other employer. Employee also agrees to inform any prospective employer or business entity or person of the restrictions set forth in this Agreement prior to accepting employment or entering into any business relationship.

8. In the event that Employee’s employment is transferred by the Company to a subsidiary, affiliated company, or acquiring company (as the case may be), Employee’s employment by such company will, for the purpose of this Agreement, be considered as continued employment with the Company, unless Employee executes an agreement, substantially similar in substance to this Agreement, and until the effective date of said agreement in any such company for which Employee becomes employed Employee agrees to be bound by and comply with Employee’s obligations under this Agreement. It is likewise agreed that no changes in Employee’s position or title will operate to terminate the provisions of this Agreement unless expressly agreed to in writing.

9. Employee confirms that all Confidential Information is the exclusive property of the Company. All business records, papers, documents and electronic materials kept or made by Employee relating to the business of the Company which comprise Confidential Information shall be and remain the property of the Company during the Employee’s employment and at all times thereafter. Upon the termination, for any reason, of Employee’s employment with the Company, or upon the request of the Company at any time, Employee shall deliver to the Company, and shall retain no copies of any written or electronic materials, records and documents made by Employee or coming into Employee’s possession concerning the business or affairs of the Company and which comprise Confidential Information. To the extent that, upon termination, Employee has any Confidential Information or other proprietary material of the Company stored within any smart phone or personal computer, email account, thumb drive or other storage device or cloud storage, Employee agrees to fully cooperate with the Company to return such information and material and subsequently permanently delete and remove such information and material from such devices (subject to any litigation preservation directive in effect), including, as necessary, providing access by the Company to such devices to ensure compliance with this Paragraph. Employee further agrees, upon termination of Employee’s employment for any reason, unless such employment is transferred to a subsidiary, affiliated or acquiring company of the Company, to return to the Company all equipment, tools, or other devices owned by the Company that are then in Employee’s possession, however such items were obtained, and Employee agrees not to reproduce or otherwise retain any document or data relating thereto.

10. Subject to Section 6 with respect to disclosure to Governmental Authorities, Employee agrees and covenants that s/he will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company or its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

11. Employee’s obligations under this Agreement shall survive the termination of Employee’s employment with the Company, regardless of the manner of and reason for such termination or resignation, and shall be binding upon Employee’s heirs, executors, and administrators.

12. Prior to entering the employ of the Company, Employee has lawfully terminated employment with all previous employers. Employee acknowledges that this Agreement does not constitute a contract of employment for a term and does not otherwise imply that the Company will continue his or her employment for any period of time, and the nature of Employee’s employment with the Company is at-will.

13. Employee agrees that there is no Intellectual Property relevant to the subject matter of Employee’s employment with the Company, which has been made or conceived or first reduced to practice by Employee alone or jointly with others prior to Employee’s employment with the Company, which Employee desires to exclude from Employee’s obligations under this Agreement.

14. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15. Employee agrees that in addition to any other rights and remedies available to the Company for any breach or threatened breach by Employee of Employee’s obligations hereunder, the Company shall be entitled to enforcement of Employee’s obligations hereunder by whatever means are at the Company’s disposal, including court injunction, without having to post a bond or other security. In the event of any such breach or threatened breach by Employee, the Company shall be entitled to recover all damages permitted by law in addition to its reasonably incurred costs and attorney’s fees in enforcing its rights hereunder, and the Restricted Period shall be extended by the period of any such breach.

16. The Company may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. Employee shall have no rights of assignment.

17. If any provision of this Agreement shall be declared invalid, illegal, or unenforceable, then such provision shall be enforceable to the extent that a court deems it reasonable to enforce such provision. If such provision shall be unreasonable to enforce to any extent, such provision shall be severed, and all remaining provisions shall continue in full force and effect.

18. Employee hereby acknowledges receipt of the Company’s Confidentiality Policy.

19. This Agreement shall be effective as of the date set forth below next to Employee’s signature.

20. This Agreement and the employment offer letter constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations, or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

21. This Agreement shall be governed in all respects by the laws of the State of New York. Each of the Company and Employee (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York or the United States District Court for the Southern District of New York for the purpose of any action between the Company and Employee arising in whole or in part under or in connection with this Agreement, (b) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby agrees not to commence any such action other than before one of the above-named courts. Notwithstanding the previous sentence, the Company or Employee may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

IN WITNESS WHEREOF, Employee has executed this Agreement as of the date set forth above:

EMPLOYEE

By:	/s/ Joseph W. Vazzano
Joseph W. Vazzano

ACCEPTED AND AGREED TO BY THE COMPANY:

By:	/s/ Vishwas Seshadri
Vishwas Seshadri, Ph.D., M.B.A.
Chief Executive Officer

Signature page to Exhibit A of Joseph W. Vazzano Offer Letter Dated February 28, 2022